BYLAWS OF

COMPANHIA DE SANEAMENTO BÁSICO DO ESTADO DE SÃO PAULO - SABESP

CHAPTER I

CORPORATE NAME, PRINCIPAL PLACE OF BUSINESS, CORPORATE PURPOSE AND DURATION

ARTICLE 1 – Companhia de Saneamento Básico do Estado de São Paulo – SABESP (“Company”) is a publicly-held company, governed by these Bylaws, by Federal Law No. 6,404, of December 15, 1976, and other applicable legal provisions.

Paragraph one – As this Company is listed in the special listing segment named Novo Mercado of B3 S.A. – Brasil, Bolsa, Balcão (“B3”), the Company, its shareholders, including the controlling shareholder, directors and officers, and members of the Fiscal Council are subject to the provisions of the Novo Mercado Rules of B3 (“Novo Mercado Rules”).

Paragraph two – The term of duration of the Company is indefinite.

Paragraph three – The Company has its principal place of business and jurisdiction in the City of São Paulo, State of São Paulo.

Paragraph four – To the extent necessary for the achievement of the corporate purpose, the Company may open, install, maintain, transfer or extinguish branches, premises, agencies, subsidiaries, offices, representations or designate representatives, anywhere in the national territory or abroad, in compliance with the legal and regulatory provisions.

ARTICLE 2 – The Company's corporate purpose is the provision of basic sanitation services, with a view to the universalization of water supply and sewage in its area of operation in the State of São Paulo, comprising the following activities in Brazil and abroad:

I. water supply and sewage;

II. drainage and urban rainwater handling;

III. urban cleaning and solid waste handling;

IV. planning, operation and maintenance of production systems;

V. storage, conservation and commercialization of energy, for itself or for third parties; and

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VI. commercialization of services, products, benefits and rights that directly or indirectly derive from its equity assets, undertakings and activities, in addition to other activities that are related to any of the activities listed above; and

VII. generation of electricity for own consumption, with the possibility of commercialization of the surplus, aiming at efficiency in the operation of basic sanitation services and optimization of the use of its equity assets.

Sole paragraph – The Company may establish wholly-owned subsidiaries, participate, as a partner or shareholder, in any other company or undertaking, participate in investment funds and associate, in any way, with other legal entities governed by public or private law, including by forming a consortium or subscribing a minority or majority portion of the share capital.

CHAPTER II

SHARE CAPITAL AND SHARES

ARTICLE 3 – The Company's share capital is twenty-one billion, three hundred and seventy-nine million, two hundred and sixteen thousand, one hundred and forty-three reais and thirty-eight centavos (BRL 21,379,216,143.38), fully subscribed and paid up, divided into three billion, five hundred and twenty-four million, five hundred and thirty-four thousand and twenty-five (3,524,534,025) single class common shares, all registered, book-entry and without par value and one (1) special class preferred share held exclusively by the State of São Paulo.

Paragraph one – The issue of founder´s share and preferred shares is prohibited, with the exception of one (1) special class preferred share referred to in Article 5 below.

Paragraph two – The Company may directly charge the shareholder for the cost of the service of transferring the ownership of shares, subject to the maximum limits established by the current regulations, as well as authorize the same collection by a depositary institution responsible for maintaining the registration of book-entry shares.

Paragraph three – The Company is authorized to increase its share capital up to the limit of six billion, forty-two million, seven hundred and eight thousand, six hundred and twenty (6,042,708,620) common, registered, book-entry shares with no par value, by resolution of the Board of Directors, regardless of amendment to the Bylaws.

Paragraph four – In the event provided for in Paragraph three above, it shall be incumbent upon the Board of Directors to set the issue price and the number of common shares to be issued, as well as the term and conditions of subscription, placement and payment.

Paragraph five – Within the authorized capital limit, the Board of Directors may also: (i) resolve on the issue of subscription warrants; (ii) pursuant to a compensation plan approved by the General Meeting, grant stock options to directors and officers, employees and service providers, without the shareholders having right of first refusal in the granting the options or subscription of the respective shares; (iii) approve an increase in the share capital through the capitalization of profits or reserves, with or without bonus shares; and (iv) resolve on the issue of debentures convertible into shares.

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ARTICLE 4 – Each common share shall correspond to one vote in the resolutions of the General Meeting, subject to the voting right limit provided for in Article 6.

ARTICLE 5 – The special class preferred share held exclusively by the State of São Paulo, without voting right, shall have the right of veto in corporate resolutions related to the following matters, in accordance with State Law No. 17,853, of December 8, 2023: (i) change in the Company’s name and principal place of business; (ii) change in the corporate purpose that implies suppression of the primary activity of providing water supply and sewage services; and (iii) limits to the exercise of the voting right assigned to shareholders or Group of Shareholders, as defined in Article 6 below.

Sole paragraph – The special class preferred share shall be automatically extinguished if the State of São Paulo ceases to hold common shares representing at least ten percent (10%) of the Company's share capital.

ARTICLE 6 – Any shareholder or Group of Shareholders (as defined in Paragraph three below), whether Brazilian or foreign, public or private, is prohibited from exercising the voting right in a number greater than the equivalent to the percentage of thirty percent (30%) of the total number of shares into which the Company's total voting share capital is divided, regardless of the shareholder's or Group of Shareholders' interest in the share capital.

Paragraph one – The chairman of the General Meeting shall ensure the application of the rules set forth in this Article 6 and inform the number of votes that may be exercised by each shareholder or Group of Shareholders in attendance.

Paragraph two – Votes that exceed the limits set forth in this Article 6 shall not be counted.

Paragraph three – For the purposes of these Bylaws, “Group of Shareholders” means the group of two or more persons or any other forms of organization (a) that are bound by voting arrangements or agreements of any nature, including shareholders' agreement, either directly or through persons (or any other forms of organization) controlled, controlling, under common control; or (b) among which there is a control relationship with each other; or (c) that are under common control; or (d) in which a person holds, directly or indirectly, an equity interest equal to or greater than 15% of the share capital of the other person; or (e) between two persons, a third common investor that holds, directly or indirectly, an equity interest equal to or greater than 15% of the capital of each of the two persons; or (f) which are managed or are under management by the same person or by parties related to the same person; or (g) have in common the majority of their directors and officers; or (h) whose employees are beneficiaries of the same post-employment benefit plan; or (i) where one is a post-employment benefit plan and the other is the person whose employees contribute to that post-employment benefit plan.

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Paragraph four – In the case of investment funds with a common administrator or manager, such funds shall only be deemed to constitute a Group of Shareholders when the investment policy and the exercise of the voting rights at shareholders' meetings, pursuant to the respective regulations, are under the discretionary authority of the administrator or manager, as the case may be.

Paragraph five – The shareholders must keep the Company informed about their belonging to a Group of Shareholders under the terms of these Bylaws, if such Group of Shareholders holds, in total, shares representing thirty percent (30%) or more of the total voting share capital.

ARTICLE 7 – At the discretion of the Board of Directors or the General Meeting, the period for the exercise of the shareholders' right of first refusal may be excluded or reduced, in any issue of shares, debentures convertible into shares and subscription warrants, the placement of which is made through sale on a stock exchange, public subscription or exchange for shares in a public offer for the acquisition of control, as provided by Law and these Bylaws.

ARTICLE 8 – The default of the shareholder in paying up the subscribed capital will imply the collection of interest of one percent (1%) per month, pro rata temporis, monetary adjustment based on the variation of the General Market Price Index – IGP-M, published by the Getulio Vargas Foundation – FGV, or another index that reflects the actual loss of the purchasing power of the currency in the period, to be indicated by the Company's Board of Directors, at the lowest legally applicable frequency, and a fine of ten percent (10%) on the amount due, without prejudice to any other applicable legal sanctions.

CHAPTER III

GENERAL MEETING

ARTICLE 9 – The General Meeting shall be called and convened and shall resolve, in accordance with the law, on all matters within its authority and any others submitted thereto for resolution by the Board of Directors.

Paragraph One – The General Meeting may be called by the Chairman of the Board of Directors or under the terms of the Law.

Paragraph two – The General Meeting shall be presided over preferably by the Chairman of the Board of Directors or, in his absence, by any other director present; the Chairman of the Board of Directors may appoint the director who shall replace them as chairman of the General Meeting.

Paragraph three – The chairman of the General Meeting shall choose, among those in attendance, one or more secretaries, and may make use of the Company’s own advisory services.

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Paragraph four – The minutes of the General Meeting shall be drawn up in the form of a summary, as provided for in article 130, paragraph 1, of Federal Law No. 6,404/1976.

Paragraph five – All documents to be analyzed or discussed at the General Meeting shall be made available to shareholders at the principal place of business, at the Brazilian Securities and Exchange Commission (“CVM”) and at B3, at least one (1) month in advance.

Paragraph six – Proof of the condition of shareholder and the classification referred to in Paragraphs three and four of Article 6 above may occur at any time until the opening of the General Meeting by presenting the appropriate documents, including the identity document, proof issued by the financial institution depositary of the book-entry shares informing the respective number and, in the case of appointment of a proxy, the competent proxy instrument with a notarized signature and granted less than one year before.

CHAPTER IV

COMPANY 'S MANAGEMENT

ARTICLE 10 – The Company shall be managed by the Board of Directors and by the Board of Executive Officers.

CHAPTER V

BOARD OF DIRECTORS

ARTICLE 11 – The Board of Directors is a collegiate resolution body responsible for the superior guidance of the Company.

Composition, Investiture and Term of Office

ARTICLE 12 - The Board of Directors shall be composed of nine (9) full members, elected and removable by the General Meeting, all with a unified term of office of two (2) years from the date of the election, reelection being permitted.

Paragraph one - The members of the Board of Directors shall remain in the exercise of their positions until the investiture of their elected substitutes, even if their term of office has expired, avoiding vacancy of the positions. This provision does not apply in cases of resignation and removal.

Paragraph two – Whether by the election mechanism pursuant to Article 13, paragraph two, or by voting pursuant to Article 141 of Federal Law No. 6,404/1976, the appointment and election of members to the Company's Board of Directors by the State of São Paulo, when acting individually, are limited to a maximum of three (3) members, disregarding the appointments of independent members.

Paragraph three – The Board of Directors shall have a Chairman, who shall be elected by the majority vote of its members, at the first meeting of the Board of Directors immediately after the investiture of such members, or whenever there is a vacancy or resignation of the position of Chairman of the Board of Directors.

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Independent Members

ARTICLE 13 – At least three (3) of the members of the Board of Directors shall be independent, as defined in the Novo Mercado Rules, and the characterization of those appointed to the Board of Directors as independent members shall be resolved at the General Meeting that elects them.

Paragraph one – A member elected by minority shareholders, by means of a separate vote, shall also be considered an independent member, pursuant to article 141, paragraphs 4 and 5 of Federal Law No. 6,404/1976 while there is a controlling shareholder.

Paragraph two – Except as provided in article 141 of Federal Law No. 6,404/1976, the election of the members of the Board of Directors shall be made by the slate system, subject, in any event, to the applicable rules on eligibility provided for in the legislation and regulations in force, in these Bylaws and in the Company's appointment policy.

Paragraph three – Only the slates indicated by the following parties may be elected: (i) the Board of Directors; or (ii) any shareholder or group of shareholders, as provided for in Paragraph five below.

Paragraph four – The Board of Directors shall, on the date of the call notice for the General Meeting to elect the members of the Board of Directors, make available to the shareholders the information related to each of the members of the slate indicated thereby, under the terms required by the legislation and regulations in force, as well as by the Company's appointment policy, including with respect to the characterization of the candidates as independent pursuant to the Novo Mercado Rules.

Paragraph five – The shareholders or set of shareholders who wish to propose another slate to run for positions on the Board of Directors shall send to the Board of Directors the information, documents and statements referred to in Paragraph four above, and the Company shall, after due verification, proceed with the respective disclosure under the terms and deadlines of the regulation in force.

Paragraph six – The same person may integrate two or more slates, including that indicated by the Board of Directors.

Paragraph seven – Each shareholder may only vote in one slate, and the candidates of the slate that receives the higher number of votes in the General Meeting are declared elected.

Paragraph eight – In the event of adoption of the multiple vote process, there will no longer be election by slates, and the members of the slates will be candidates for members of the Board of Directors, as well as the candidates who may be indicated by shareholders for the multiple vote process, provided that the information and statements regarding such candidates are presented to the General Meeting.

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Paragraph nine - In the event that, after the election of the member of the Board of Directors, any fact arises that constitutes an impediment or incompatibility for the exercise of the position of director, provided for in Federal Law No. 6,404/1976, in these Bylaws and in the regulations in force, the member who is subject to the impediment or incompatibility is obliged to immediately submit their resignation to the Chairman of the Board of Directors.

Vacancy and Substitutions

ARTICLE 14 – In the event of vacancy in the position of director before the end of the term of office, the Board of Directors may resolve on the choice of the substitute to complete the term of office of the replaced member, the resolution being subject to subsequent ratification in the next General Meeting.

Operation

ARTICLE 15 – The Board of Directors shall meet, ordinarily, at least eight (8) times a year, and, extraordinarily, whenever called by its Chairman or by at least three (3) of its members.

Paragraph one – The call notice for the meetings of the Board of Directors shall be in writing, by letter, email or other form that allows confirmation of receipt of the call notice by the addressee, and must contain, in addition to the place, the date and time of the meeting and the agenda.

Paragraph two – The Chairman of the Board of Directors shall ensure that the directors receive individually, with due advance in relation to the date of the meeting, the documentation containing the information necessary to allow the discussion and resolution of the matters to be addressed.

Paragraph three – Regardless of the call notice formalities, the meeting attended by all members of the Board of Directors shall be deemed regular.

Paragraph Four – The meetings of the Board of Directors shall be convened with the presence of the majority of its acting members and may be held in person, remotely or in a mixed manner.

Paragraph five – Directors may participate in the meeting by telephone, video conference or other means of communication that can ensure the effective participation and authenticity of their vote. In such circumstance, the Director shall be deemed present at the meeting, and their vote shall be deemed valid for all legal purposes and incorporated into the minutes of said meeting. Likewise, votes by letter, telegram or electronic mail, when received by the Chairman of the Board of Directors or their substitute until the adjournment of the meeting are accepted.

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Paragraph Six – Any member of the Board of Directors shall have the right to be represented, by means of a written document, including electronic mail, by another member of the Board of Directors, whether for the constitution of quorum or for voting, with the right to indicate or not how they should vote. Such representation shall be extinguished simultaneously with the adjournment of the meeting of the Board of Directors.

Paragraph seven – The resolutions of the Board of Directors shall be taken by majority vote of the attendees.

Paragraph eight – No member of the Board of Directors may have access to information, participate in resolutions and discussions of the Board of Directors or any corporate bodies, exercise the vote or, in any way, intervene in matters in which they are, directly or indirectly, in a situation of interest that conflicts with the interests of the Company, pursuant to the Law.

Paragraph nine – The meetings of the Board of Directors shall be recorded by a person designated by the Chairman of the Board of Directors and all resolutions shall be included in the minutes drawn up and recorded in the appropriate book.

Paragraph ten – The minutes of the meetings of the Board of Directors must be clearly written and record the decisions taken, the persons present, the divergent votes and the abstentions from voting.

Duties

ARTICLE 16 – In addition to the duties set forth by Law, the Board of Directors shall:

I.	annually approve the strategic planning, containing the updated long-term strategy with analysis of risks and opportunities for at least five (5) subsequent years, the action guidelines, result goals and performance assessment indexes;
II.	annually approve the business plan and capital budget for the following year;
III.	express its opinion on the Management's report, the Board of Executive Officers' accounts and the financial statements for each fiscal year;
IV.	assess and approve the following internal institutional policies of the Company: (a) disclosure of material acts and facts; (b) negotiation with securities; (c) appointment of members of the Board of Directors, its statutory or non-statutory advisory committees, the Board of Executive Officers and the Fiscal Council; (d) transaction with related parties; (e) compensation; (f) risk management (financial and corporate); (g) allocation of results and distribution of dividends; (h) voluntary donations and contributions; (i) sustainability and climate change; (j) approval levels of the Management; (k) indemnity; and (l) code of conduct and integrity;

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V.	establish mechanisms for periodic assessment of the performance of the directors and officers, with the purpose of contributing to the improvement and effectiveness of the Company's governance, being able to hire external experts for the assessment process;
VI.	choose and dismiss the independent auditors appointed by the Audit Committee;
VII.	monitor the execution of the Company's relevant plans, programs, projects and budgets;
VIII.	oversee compliance with the specific goals and results to be achieved, assumed by the members of the Board of Executive Officers upon their investiture;
IX.	resolve on the issue, by the Company, of shares, subscription warrants and debentures convertible into shares, within the limit of the authorized capital, setting the amount and other conditions, including conditions of subscription, placement and payment and the respective subscription prices and, as applicable, goodwill or discount;
X.	resolve on the issue, by the Company, of debentures not convertible into shares, promissory notes, book-entry commercial notes and other similar negotiable instruments, setting the quantity and other conditions, including conditions of subscription, placement and payment and the respective subscription prices and, as applicable, goodwill or discount;
XI.	resolve on the declaration of interest on equity and/or distribution of dividends due to the result of the current year or profit reserve, in accordance with the provisions of the policy related to the subject;
XII.	propose to the General Meeting the payment of interest on equity or the distribution of dividends due to the result of the annual fiscal year, in accordance with the provisions of the policy related to the subject;
XIII.	submit a proposal for approval at a Meeting regarding a stock option plan or a stock grant plan, the Board of Directors being responsible for the management of said plan, including the preparation of programs, the granting of options and the granting of shares within the scope of such plans;
XIV.	approve the performance of transactions and business of any nature with related parties within their authority, in accordance with the provisions of the Company's policy on transactions with related parties;

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XV.	resolve on the liquidation, dissolution, appointment of liquidators, bankruptcy or voluntary acts of judicial or extrajudicial reorganization of the Company or of controlled and affiliated companies, directly and indirectly, as well as financial reorganizations related thereto;
XVI.	previously authorize the execution of any legal transactions, subject to the levels established in the authority policy, including the acquisition, disposal or encumbrance of assets, the obtaining of loans and financing, the assumption of obligations in general, as well as the association with other legal entities;
XVII.	authorize the constitution of wholly-owned subsidiaries or non-profit entities or, in compliance with the authority policy, authorize an onerous transaction involving investment in other companies or investment funds, except for the authority of the General Meeting provided for in article 256 of Federal Law No. 6,404/1976;
XVIII.	approve the contracting of civil liability insurance in favor of the members of the statutory bodies, employees, agents and representatives of the Company;
XIX.	elect and remove the members of the Board of Executive Officers, as well as the members of the Audit Committee, the People and Compensation Committee, the Related Party Transactions Committee, the Sustainability and Corporate Responsibility Committee and other statutory committees that may be created;
XX.	establish non-statutory technical and/or advisory committees to advise the Board of Directors, elect and remove its members and monitor the fulfillment of their duties;
XXI.	approve its internal rules and the internal rules of the Board of Executive Officers, the Audit Committee, the People and Compensation Committee, the Related Party Transactions Committee, the Sustainability and Corporate Responsibility Committee and any other statutory or non-statutory advisory committee that may be created, pursuant to article 160 of Federal Law No. 6,404/1976, as applicable, as well as any changes to such internal rules;
XXII.	authorize the Company to acquire its own shares, as well as debentures of its own issue, except in the cases of exclusive authority of the General Meeting, subject to the current legislation;
XXIII.	previously express its opinion on any Board of Executive Officers’ proposal or subject to be submitted to the General Meeting;

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XXIV.	take up the examination of any matter within the authority of the Board of Executive Officers and issue binding guidance thereon;
XXV.	discuss, approve and monitor decisions involving corporate governance policy, relationship with stakeholders, people management policy, integrity program, Code of Conduct and Integrity;
XXVI.	supervise the institution of a prior consultation mechanism to resolve doubts about the application of the Code of Conduct and Integrity, which shall be available on the website, providing for the standards of ethical behavior expected from directors and officers, members of the fiscal council, members of statutory committees, employees, agents and contracted third parties;
XXVII.	implement and supervise the risk management and internal control systems established for the prevention and mitigation of the main risks to which the Company is exposed, including risks related to the integrity of accounting and financial information and those related to the occurrence of corruption and fraud;
XXVIII.	prepare and disclose a substantiated opinion, in favor of or against any public offering for the acquisition of shares - OPA the purpose of which is the shares issued by the Company, within fifteen (15) days of the publication of the notice of said OPA, in which it will express its opinion, subject to the provisions of Article 57, at least on: (a) the convenience and opportunity of the OPA regarding the interest of the Company and the group of its shareholders, including regarding the price and potential impacts on the liquidity of the shares; (b) the strategic plans disclosed by the offeror in relation to the Company; (c) alternatives to the acceptance of the OPA available in the market. The opinion must encompass the substantiated opinion in favor of or against the acceptance of the OPA and contain a warning that each shareholder is responsible for the final decision on said acceptance;
XXIX.	promote the annual disclosure of the integrated or sustainability report;
XXX.	disclose and encourage the use of the institutional complaint channel;
XXXI.	elect, among the members of the Board of Directors, its Chairman; and
XXXII.	approve the duties of the Company's internal audit area.

ARTICLE 17 – The composition, operation and authority of statutory or non-statutory advisory committees, subject to the provisions of these Bylaws, and, in the applicable regulation, shall be defined in the respective internal rules approved by the Board of Directors.

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Paragraph one – The appointment of the members to the statutory and non-statutory advisory committees shall be of the responsibility of the Chairman of the Board of Directors, who shall submit it to the approval of the Board of Directors.

Paragraph two – The term of office of the members of the statutory or non-statutory advisory committees shall coincide with the term of office of the members of the Board of Directors and, except in the event of resignation or removal, the terms of office shall be considered automatically extended until the election of the respective substitutes.

Paragraph three – The statutory or non-statutory committees may count on the collaboration of other professionals, as well as administrative support structure. The compensation of such professionals, including that of the members of the committees and the expenses of the administrative support structure will be borne by the Company. When deemed necessary, such committees may determine the contracting of consultations with external professionals, whose fees will be paid by the Company.

CHAPTER VI

BOARD OF EXECUTIVE OFFICERS

Composition and Term of Office

ARTICLE 18 – The Board of Executive Officers shall be composed of up to seven (7) members, being one CEO and one CFO and Investor Relations Officer, and the others without specific designation, all with a unified term of office of two (2) years, reelection being permitted.

Paragraph one - The members of the Board of Executive Officers shall remain in the exercise of their positions until the investiture of their elected substitutes, even if their term of office has expired, avoiding vacancy of the positions. This provision does not apply to cases of resignation and removal.

Paragraph two – Through the Internal Rules of the Board of Executive Officers, the Board of Directors shall define the duties and functions of each Officer, as the case may be.

Paragraph three – The Board of Executive Officers shall consist exclusively of professionals with qualifications relevant to their duties and proven experience and operation ability in their respective area.

Vacancy and Substitutions

ARTICLE 19 – In case of absences or temporary impediments of any Officer, the CEO shall designate another member of the Board of Executive Officers to assume those functions.

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Sole paragraph – In the absences and temporary impediments of the CEO, they will be replaced by an Officer appointed thereby and, if there is no appointment, by the CFO and Investor Relations Officer.

ARTICLE 20 – In case of vacancy and until a successor is elected by the Board of Directors, the CEO shall be replaced by the CFO and Investor Relations Officer.

Operation

ARTICLE 21 – The Board of Executive Officers is an executive body and may make decisions collectively whenever necessary, meeting by means of a call notice of the CEO or any two Officers jointly.

Paragraph one – The meetings of the Board of Executive Officers shall be convened with the presence of at least half of the acting Officers, and the matter that obtains the agreement of the majority of those present shall be considered approved; in the event of a tie, the proposal that has the vote of the CEO shall prevail.

Paragraph two – The resolutions of the Board of Executive Officers shall be included in the minutes drawn up in the appropriate book and signed by all the attending officers.

Paragraph three – Officers may participate by telephone, video conference or other means of communication that can ensure the effective participation and authenticity of their vote; the officer who participates virtually in the meeting will be considered present and his vote valid for all legal purposes, without prejudice to the subsequent drawing up and signing of the respective minutes.

Duties

ARTICLE 22 – In addition to the duties defined by Law, it is incumbent upon the Board of Executive Officers, collectively, to:

I.	authorize the opening, closing or changing of address of branches, agencies, warehouses, offices or any other establishments of the Company, in Brazil or abroad;
II.	prepare and submit to the approval of the Board of Directors:
a.	annually, the proposal for strategic planning, containing the updated long-term strategy with analysis of risks and opportunities for at least five (5) subsequent years, the action guidelines, result goals and performance assessment indexes;
b.	annually, the proposal for business plan and capital budget for the following annual year;
c.	the assessment of the performance result of the Company’s activities;
d.	the Company's quarterly reports accompanied by interim balance sheets and other financial statements;

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e.	annually, the draft of the Management's report, accompanied by the balance sheet and other financial statements and respective explanatory notes, with the opinion of the independent auditors and the proposal for the allocation of the income for the year;
f.	interim balance sheets on a quarterly basis;
g.	the Internal Rules of the Board of Executive Officers, as well as any changes; and
h.	the proposal to increase the share capital and amendment to these Bylaws, after hearing the Fiscal Council, as the case may be;
III.	approve:
a.	the criteria for technical and economic assessment of the investment projects, with the respective plans for delegation of responsibility for their execution and implementation;
b.	the chart of accounts; and
c.	the Company's annual insurance plan;
IV.	authorize, subject to the limits and guidelines established by law, by these Bylaws and by the Board of Directors and in its own policy:
a.	acts of waiver or judicial or extrajudicial settlement, to end litigations or pending matters, being allowed to set value limits for the delegation of the practice of these acts by the CEO or any other officer; and
b.	execution of any legal transactions, subject to the levels established in the authority policy, without prejudice to the authority attributed by the Bylaws to the Board of Directors, including the acquisition, disposal or encumbrance of assets, the obtaining of loans and financing, the assumption of obligations in general, as well as the association with other legal entities;
V.	promote the organizational and functional structuring of the Company.

ARTICLE 23 – The Internal Rules of the Board of Executive Officers may describe the individual duties of each officer, as well as condition the practice of certain acts included in the areas of specific authority to the prior authorization of the Board of Executive Officers.

Paragraph one – It is incumbent upon the CEO:

I.	to represent the Company, as plaintiff or defendant, in or out of court, being allowed to appoint, for this purpose, an attorney-in-fact with special powers, including powers to receive service of process and notices, observing these Bylaws;

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II.	to institutionally represent the Company in its relations with public authorities, private entities and third parties in general;
III.	to call and chair meetings of the Board of Executive Officers;
IV.	to coordinate the activities of the Board of Executive Officers;
V.	to coordinate and supervise the ordinary management of the Company, including the implementation of guidelines and compliance with the resolutions adopted by the General Meeting, the Board of Directors and the Board of Executive Officers, in a collective manner;
VI.	to coordinate the activities of the other officers; and
VII.	to issue the normative rulings that govern the activities between the various areas of the Company, as the case may be.

Paragraph two - It is incumbent upon the CFO and Investor Relations Officer to:

I.	coordinate the preparation of the Company's financial statements;
II.	direct and lead the administration and management of the Company's financial activities;
III.	guide and carry out the analysis of investments and definition of risk exposure limits, proposition and contracting of loans and financing, treasury operations and the Company's financial planning and control;
IV.	be responsible for providing information to the investor public, CVM and the national and international stock exchanges or over-the-counter markets, as well as to the corresponding regulatory and supervisory entities, keeping the Company's records in these institutions updated;
V.	represent the Company before CVM, stock exchanges and other capital market entities, as well as to provide relevant information to investors and to the market in general; and
VI.	other functions established by law, the current regulations and the Internal Rules of the Board of Executive Officers.

Representation of the Company

ARTICLE 24 – The Company is bound before third parties:

I.	by the signature of two (2) officers, one (1) necessarily being the CEO or the CFO and Investor Relations Officer;

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II.	by the signature of one (1) Officer and one (1) attorney-in-fact, according to the powers contained in the respective power of attorney;
III.	by the signature of two (2) attorneys-in-fact, according to the powers contained in the respective power of attorney; and
IV.	by the signature of one (1) attorney-in-fact, according to the powers contained in the respective power of attorney, in this case exclusively for the practice of specific acts.

Paragraph one – Notwithstanding the provisions of the main section of this Article, the Company may be represented, individually, by any one (1) Officer or one (1) attorney-in-fact with specific powers for any of the following acts: (a) to represent the Company in general meetings and meeting of partners of companies in which it has interest; (b) to represent the Company in court, except for the practice of acts that imply waiver of rights; or (c) to perform acts of simple administrative routine, including those carried out outside the principal place of business, before regulatory agencies, public departments, mixed-capital companies, commercial registries, Labor Courts, INSS [Brazilian Social Security Institute], FGTS [Unemployment Compensation Fund] and their collection banks, and others of the same kind. Acts of simple administrative routine are considered to be those that do not imply the assumption and/or exemption of an obligation by the Company to third parties, including, but not limited to, the signing of correspondence, statements, notifications, letters, official letters, requests, among other non-binding documents.

Paragraph two – The powers of attorney may be granted by public or private instrument, including through electronic means, with a fixed term of validity, by two (2) Officers, one (1) being necessarily the CEO or the CFO and Investor Relations Officer, and shall specify the powers granted; only powers of attorney for representation in court (ad judicia) may be granted by any two (2) Officers and have an indefinite term of validity.

CHAPTER VII

FISCAL COUNCIL

ARTICLE 25 - The Company shall have a permanent Fiscal Council, with the powers and attributions provided for by law.

ARTICLE 26 – The Fiscal Council shall be composed of at least three (3) and at most five (5) full members, with an equal number of alternates, elected annually by the Annual General Meeting, with a term of office until the Annual General Meeting subsequent to their election, reelection being permitted

Paragraph one - The members of the Fiscal Council shall remain in office until the investiture of the successors.

Paragraph two – In the event of vacancy or impediment of a full member, the alternate shall assume.

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Paragraph three – The Fiscal Council shall meet, ordinarily, at least once a month and, extraordinarily, whenever called by any of its members or by the Board of Executive Officers, drawing up minutes in the appropriate book.

CHAPTER VIII

AUDIT COMMITTEE

ARTICLE 27 – The Company shall have a statutory Audit Committee, an advisory body linked to the Board of Directors, composed of at least three (3) and at most five (5) members who cumulatively meet the requirements of technical knowledge and time availability.

Paragraph one - It is forbidden for the Company's Officers, officers of its controlled companies, of its controlling shareholder, affiliates or companies under common control to participate in the Audit Committee.

Paragraph two – Of the members of the Audit Committee (i) at least one (1) of them shall be an independent member of the Board of Directors; (ii) at least one (1) of them will not be a member of the Board of Directors and shall be chosen among professionals with a recognized reputation in the market and with relevant experience in matters related to their authority; (iii) at least one (1) of them must have recognized experience in corporate accounting matters, pursuant to the applicable regulations; and (iv) the majority of the members shall be independent, according to the independence requirements provided for in CVM Resolution 23/2021.

Paragraph three – The same member of the Audit Committee may have the characteristics provided for in items (i) and (iii) or (ii) and (iii) of paragraph two above.

Paragraph four – The Audit Committee will have a coordinator, whose activities will be defined in the Internal Rules of the Audit Committee.

Paragraph five - The members of the Audit Committee who are also members of the Board of Directors shall exercise the function of member of the Committee while their respective term of office in the Board of Directors lasts.

Paragraph six – The members of the Audit Committee may be reappointed up to two (2) times in their terms of office, and may only hold a position on the Audit Committee again after at least three (3) years have elapsed from the end of the last term of office.

ARTICLE 28 – The Audit Committee reports to the Board of Directors, being responsible for the matters set forth in these Bylaws, in the regulations issued by CVM, in the Novo Mercado Rules and in the Internal Rules of the Audit Committee, among which:

I.	to issue an opinion on the engagement and removal of the independent auditor for the preparation of an independent external audit or for any other service;

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II.	to supervise the activities: (a) of the independent auditors, to assess their independence, the quality of the services provided, and the adequacy of the services provided to the Company's needs; (b) of the internal control area; (c) of the internal audit area; and (d) of the area that prepares the Company's financial statements;
III.	to assess and monitor quality and integrity: (a) of the internal control mechanisms; (b) of the quarterly information, interim statements and financial statements of the Company; and (c) of the information and measurements disclosed based on adjusted accounting data and non-accounting data that add elements not provided for in the structure of the usual reports of the financial statements;
IV.	to assess and monitor, jointly with the management and the internal audit area, the adequacy of the transactions with related parties carried out by the Company and their respective disclosure;
V.	to assess and monitor the risk exposure of the Company, being allowed even to require detailed information on policies and procedures related to: (a) compensation of the management; (b) use of assets of the Company; and (c) expenses incurred on behalf of the Company;
VI.	to prepare a summary annual report, to be presented together with the financial statements, containing the description of: (a) meetings held and the main subjects discussed; (b) its activities, results and conclusions reached and recommendations made; and (c) any situations in which there is a significant divergence between the Company's management, the independent auditors and the Audit Committee in relation to the Company's financial statements;
VII.	to have the means for receiving and processing information about a failure to comply with legal and regulatory provisions applicable to the Company, in addition to internal rules and codes, including specific procedures to protect the provider and the confidentiality of information;
VIII.	to endorse the choice of the person responsible for the internal audit appointed by the Board of Executive Officers, to propose their approval and removal to the Board of Directors and to supervise the execution of the respective works;
IX.	to propose the Company's Code of Conduct and Integrity, as well as any changes, for approval by the Board of Directors and to periodically assess the compliance with its business practices, including the directors’ and officers' commitment to the dissemination of the culture of integrity and the appreciation of ethical behavior;

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X.	to monitor the investigation procedures for violation of the Code of Conduct and Integrity, as well as the events registered in the Complaint Channel;
XI.	to receive and process reports and complaints from third parties on matters related to accounting, internal accounting controls and auditing;
XII.	to previously express its opinion on the contracting of other services of the independent audit firm, or of companies related to it, that are not included in the typical audit activities;
XIII.	to give an opinion, at any time, on the performance of the accounting and internal audit areas, proposing to the Board of Executive Officers the measures it deems appropriate;
XIV.	to liaise directly with the internal audit and the independent auditors, monitoring their work, together with the CFO and Investor Relations Officer;
XV.	to examine the internal audit and independent auditors' reports before they are submitted to the Board of Directors;
XVI.	to ensure the adequacy of the material resources made available to the internal audit;
XVII.	to permanently assess the accounting practices, processes and internal controls adopted by the Company, seeking to identify critical issues, financial risks and potential contingencies and proposing the improvements it deems necessary;
XVIII.	to assess, monitor, and recommend to the management the correction or improvement of the Company’s internal policies, including the policies on transactions with related parties; and
XIX.	to request the contracting of specialized services to support the activities of the Audit Committee, the compensation of which will be borne by the Company, within its approved annual budget.

Paragraph one – The Audit Committee will adopt resolutions by the majority of its members, without prejudice to the possibility of its members to individually request information and examine the Company's books, documents and papers.

Paragraph two - The Audit Committee shall meet ordinarily once every two months and, extraordinarily, whenever called by the coordinator or by the majority of its members, drawing up minutes of these meetings in the appropriate book.

Paragraph three – The reports produced by the internal audit will always be forwarded to the Board of Executive Officers and to the members of the Audit Committee.

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ARTICLE 29 – The Audit Committee shall propose its internal rules, as well as any changes, submitting it to the approval of the Board of Directors.

Sole paragraph – The internal rules may expand the authority of the Audit Committee, being also responsible for providing for the activities of the coordinator, the holding of periodic meetings, the form of registration of its statements and resolutions, in addition to other matters considered pertinent to the good development of the work.

ARTICLE 30 – The Audit Committee shall have operational autonomy and its own budget approved by the Board of Directors, in accordance with the applicable regulations and the Novo Mercado Rules.

CHAPTER IX

PEOPLE AND COMPENSATION COMMITTEE

ARTICLE 31 – The Company shall have a People and Compensation Committee, responsible for supervising the process of appointing members to the Company's statutory and non-statutory bodies, pursuant to these Bylaws, the Company's appointment policy and other duties determined by the Board of Directors, as provided for in its internal rules, as well as the proposal of a compensation and benefits policy for the directors and officers, and members of the statutory and non-statutory advisory committees.

Sole Paragraph – The People and Compensation Committee shall:

I.       verify the compliance of the appointment and assessment process of the directors and officers, and of the members of the Fiscal Council, members of statutory and non-statutory committees; and

II.       deal with matters involving compensation and benefits of directors and officers, and members of statutory and non-statutory bodies.

ARTICLE 32 – The People and Compensation Committee shall be composed of at least three (3) and at most five (5) members, with compatible academic background or relevant professional experience in the matters related to their authority, and at least one of them shall be an independent director, who shall act as its coordinator.

Sole paragraph – The members of the People and Compensation Committee shall observe, as appropriate, the conflict of interests rules applicable to directors, pursuant to article 156 of Federal Law No. 6,404/76.

CHAPTER X

SUSTAINABILITY AND CORPORATE RESPONSIBILITY COMMITTEE

ARTICLE 33 - The Company shall have a Sustainability and Corporate Responsibility Committee, an advisory body linked to the Board of Directors, responsible for integrating the Environmental, Social and Corporate Governance aspects into the business strategy, pursuant to the provisions of item I of Article 16 above, as well as stimulating the adoption of the highest socio-environmental and governance standards in its corporate policies and procedures.

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Paragraph one – The Sustainability and Corporate Responsibility Committee will monitor the implementation of the sustainability and climate change policy and the sustainable management of natural resources, adequacy of working conditions and positive involvement with communities, including the monitoring of the Company's goals for water efficiency, conservation of natural resources and social impact.

Paragraph two – The aforementioned goals will be presented by the Company's responsible area to the Board of Directors on a quarterly basis, after submission to the Sustainability and Corporate Responsibility Committee.

Paragraph three – The Sustainability and Corporate Responsibility Committee will also verify the performance of the Social and Environmental Management System implemented by the Company’s area responsible, for an integrated assessment of the following social and environmental risks and impacts, when applicable, in the Company's locations and area of operation:

I.	Conditions of Employment and Work;
II.	Resource Efficiency and Pollution Prevention;
III.	Community Health and Safety;
IV.	Land Acquisition and Involuntary Resettlement;
V.	Biodiversity Conservation and Sustainable Management of Living Natural Resources;
VI.	Indigenous Peoples; and
VII.	Cultural Heritage.

Paragraph four – The performance standards provided for in the sustainability and climate change policy will take into account the Equator Principles, the Sustainable Development Goals (SDGs) of the UN – United Nations Organization and the performance standards of Multilateral institutions, as well as other standards applicable to the Company.

Paragraph five - Among any material risks that may impact the Company's value and reputation, as well as the proposed preventive and mitigating measures, the Sustainability and Corporate Responsibility Committee shall monitor the Company's structure and conditions to meet demands related to emergency situations and the impact of extreme climate events.

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ARTICLE 34 – The Sustainability and Corporate Responsibility Committee shall be composed of at least three (3) and at most five (5) members, with compatible academic background or relevant professional experience in the matters related to their authority, and at least one of them shall be a member of the Board of Directors, who shall also be its coordinator.

Paragraph one – One of the members of the Sustainability and Corporate Responsibility Committee shall be mandatorily chosen by the vote of the employees in direct election, which may count on the Company's administrative support for its conduct, if so requested.

Paragraph two – The members of the Sustainability and Corporate Responsibility Committee shall observe, as appropriate, the conflicts of interest rules applicable to directors, pursuant to article 156 of Federal Law No. 6,404/76.

CHAPTER XI

Related Party Transactions Committee

Article 35 – The Company shall have a Related Party Transactions Committee responsible for guiding the conduct of transactions with related parties and situations involving potential conflict of interests, aiming at preserving the interests of the Company and ensuring full independence and absolute transparency, and shall report to the Audit Committee as appropriate, pursuant to item IV of Article 28.

Sole paragraph – The Related Party Transactions Committee shall:

I.	ensure compliance with the criteria established in the institutional policy on transactions with related parties approved by the Board of Directors;
II.	analyze and give an opinion on any transactions that characterize a related party transaction and the impact of its execution, including: (a) reputation risks; (b) conduct under market conditions, on an arm's length basis or with adequate compensatory payment; (c) the duly substantiated justifications for carrying out transactions that are not classified as under arm's length and market conditions and the need for compensatory payment; and
III.	give a substantiated opinion on situations involving a potential conflict of interest in a transaction with a related party, when any directors and officers, shareholder or other governance agent is not independent in relation to the matter under discussion and may influence or make decisions motivated by private interests or interests different from those of the company, even if they are convergent with the company's interest.

ARTICLE 36 - The Related Party Transactions Committee shall be composed of at least three (3) and at most five (5) members, one of them being an independent director, who shall also be its coordinator, and the other professionals with reputation recognized in the market, with no functional or statutory relationship with the Company, and with relevant experience in matters related to its authority.

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Sole paragraph – The members of the Committee shall observe, as appropriate, the conflict of interests rules applicable to directors, pursuant to article 156 of Federal Law No. 6,404/76.

CHAPTER XII

COMPLIANCE AND RISK MANAGEMENT AREA

ARTICLE 37 – The Company shall have a compliance area and a risk management area, and both areas may maintain a direct dialog with the internal audit area, the Fiscal Council, the Audit Committee and the Board of Directors, when there is suspicion of involvement in irregularities by the members of the Board of Executive Officers.

ARTICLE 38 – It is incumbent upon the compliance area to:

I.	establish policies to encourage compliance with laws, rules and regulations, as well as the prevention, detection and treatment of risks of irregular, illicit and unethical conduct by the Company's members, and to this end it shall adopt efficient structures and practices of internal controls and management of strategic, patrimonial, operational, financial, socio-environmental and reputation risks, among others; and
II.	prepare the integrity program and recommend changes and improvements to such program, submitting it to the approval of the Board of Executive Officers, the Audit Committee and the Board of Directors.

ARTICLE 39 - It is incumbent upon the risk management area to:

I.	disseminate the importance of compliance, risk management and internal control;
II.	identify and classify, together with the various areas of the company, the main risks to which the Company is subject, coordinating these works;
III.	prepare, together with the other areas of the company, and monitor the action plans to mitigate the identified risks;
IV.	adopt, together with the various areas of the company, internal control procedures, aiming to prevent or detect the risks inherent or potential to the timeliness, reliability and accuracy of the Company's information; and

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V.	prepare periodic reports of its activities, submitting them to the Board of Executive Officers, to the Board of Directors and Fiscal Council and to the Audit Committee.

CHAPTER XIII

INTERNAL AUDIT

ARTICLE 40 – The Company shall have an internal audit linked to the Board of Directors through the Audit Committee and, administratively, to the CEO, governed by the applicable legislation and regulations.

Sole paragraph – The area shall be responsible for assessing:

I.	the adequacy, quality and effectiveness of internal controls;
II.	the quality and effectiveness of risk management and governance processes;
III.	the reliability of the process of collection, measurement, classification, accumulation, registration and disclosure of events and transactions, aiming at the preparation of financial statements; and
IV.	the proper application of the principle of segregation of duties, in order to avoid the occurrence of conflicts of interest and fraud.

ARTICLE 41 – The guidelines of the internal audit process and its duties shall be defined by an institutional internal audit policy, approved by the Audit Committee and the Board of Directors.

ARTICLE 42 – It shall be incumbent upon the Audit Committee to endorse the choice, by the Board of Directors, of the person responsible for the internal audit appointed by the CEO, propose their removal to the Board of Directors itself and supervise the execution of the respective works.

ARTICLE 43 – The internal audit may maintain a dialog with the compliance and risk management area, when there is suspicion of involvement in irregularities by the members of the Board of Executive Officers or when they deliberately fail to comply with the obligation to adopt necessary measures in relation to the situation reported to them.

CHAPTER XIV

COMMON RULES FOR STATUTORY BODIES

Possession, Impediments and Prohibitions

ARTICLE 44 – "Statutory bodies", for the purposes of this chapter, are the Board of Directors, the Board of Executive Officers, the Fiscal Council, the Audit Committee, the People and Compensation Committee, the Sustainability and Corporate Responsibility Committee, and the Related Party Transactions Committee.

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ARTICLE 45 – The members of the statutory bodies shall prove compliance with the legal requirements, by submitting a curriculum and relevant documentation pursuant to the rules in force.

Sole paragraph: The positions of Chairman of the Board of Directors and CEO or chief executive of the Company cannot be held simultaneously by the same person.

ARTICLE 46 – The members of the Board of Directors, of the Board of Executive Officers and of the Fiscal Council shall be invested in their positions upon signing of the instrument of investiture, drawn up in the respective register of minutes, as well as upon compliance with the applicable legal requirements.

Paragraph one – The instrument of investiture of the members of the Board of Directors, Board of Executive Officers and Fiscal Council, full members and alternates, must include their subjection to the arbitration clause of the Novo Mercado Rules referred to in Article 54 below.

Paragraph two – The instrument of investiture shall be signed within thirty (30) days following the election, under penalty of its ineffectiveness, unless justification accepted by the body to which the member has been elected, and shall contain the indication of at least one domicile to receive service of process and subpoenas of administrative and judicial proceedings, related to acts of their management, the change of the indicated domicile being allowed only by written communication.

ARTICLE 47 – The investiture in statutory bodies of the Company shall observe the requirements and impediments imposed by the legislation, by these Bylaws and, as applicable, by the Company's appointment policy.

Sole paragraph – Due to absolute incompatibility, the investiture of the following persons in any statutory body is prohibited:

I.	representatives of regulatory bodies to which the Company is subject, Minister of State, State Secretary, Municipal Secretary, holder of special nature positions or senior management and advisory positions in public administration without a permanent link to the public service, statutory leaders of political parties, and holders of terms of office in the Legislative Branch of any federative entity, even if on leave from office;
II.	persons who have acted, in the last thirty-six (36) months, as participants in the decision-making structure of a political party or in work linked to the organization, structuring, and execution of electoral campaigns; and
III.	persons holding a position in a labor union organization.

ARTICLE 48 – Except in the event of resignation or removal or in the cases prohibited in these Bylaws, the term of office of the members of the statutory bodies shall be automatically extended until the respective substitutes take office.

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CHAPTER XV

FISCAL YEAR AND FINANCIAL STATEMENTS, PROFITS, RESERVES AND DISTRIBUTION OF RESULTS

ARTICLE 49 – The fiscal year shall coincide with the calendar year, at the end of which the Board of Executive Officers shall cause the preparation of the financial statements set forth by law.

ARTICLE 50 – The common shares shall be entitled to the minimum mandatory dividend corresponding to twenty-five percent (25%) of the net profit for the year, after the deductions determined or admitted by Law, observed, in relation to the surplus of the profit that may be distributed each year, the policy of allocation of results and distribution of dividends and the provisions of the applicable Law.

Paragraph one – The dividend may be paid by the Company as interest on equity.

Paragraph two – The Company may prepare interim balance sheets, quarterly, for the purpose of distribution of dividends or payment of interest on equity, subject to the provisions of the policy related to this issue.

Paragraph three – The approved dividends do not bear interest and those that are not claimed within three (3) years from the date of the General Meeting that approved them shall expire in favor of the Company.

Paragraph four – The Board of Directors may propose to the General Meeting that the remaining balance of the profit for the year, after deducting the legal reserve and the minimum mandatory dividend, be allocated to the constitution of a reserve for investments, which shall comply with the following principles:

I.	its balance, together with the balance of other profit reserves, except contingency and unrealized profit reserves, may not exceed the share capital; and
II.	the purpose of the reserve is to ensure the investment plan, and its balance may be used:
a)	in the absorption of losses, whenever necessary;
b)	in the distribution of dividends, at any time;
c)	in transactions for the redemption, reimbursement or repurchase of shares, authorized by law; and
d)	in the incorporation into the share capital.

CHAPTER XVI

LIQUIDATION

ARTICLE 51 – The Company shall be liquidated in the events set forth by Law, and it is incumbent upon the General Meeting, as the case may be, to determine the method of liquidation and appoint the liquidator, establishing their compensation.

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CHAPTER XVII

DEFENSE MECHANISM

ARTICLE 52 – The Company shall ensure to the members of the statutory bodies, through an external professional to be engaged, the technical defense in judicial and administrative proceedings filed during or after their respective terms of office, for acts related to the exercise of their duties.

Paragraph one – The same protection is extended to the employees, agents and representatives of the Company, who have acted within the limits of the powers granted thereto.

Paragraph two – By authorization of the Board of Executive Officers, provided that it does not imply a conflict of interest, the assistance of a lawyer from the Company's staff is ensured for preliminary measures.

Paragraph three – The Company may, at its discretion, keep one or more law firms of recognized professional reputation permanently contracted or pre-qualified to be in a position to assume, at any time, the technical defense of the agents covered by this Article 52.

Paragraph four – If, for any reason, there is no law firm contracted or pre-qualified by the Company, the agent may contract a lawyer of their own trust, in which case the fees and other expenses incurred in the technical defense will be reimbursed or paid in advance by the Company, upon proof that the expense has been incurred or is imminent, provided that the amounts involved have been approved by the Board of Directors as reasonable.

Paragraph five – When the Company does not approve in a timely manner the professional appointed to assume the defense, the interested party may contract them on their own account, being entitled to reimbursement of the respective attorneys' fees, within the limits approved by the Board of Directors as reasonable.

Paragraph six – The Company will ensure the technical defense and timely access to all documentation necessary for this purpose, as well as bear the procedural costs, fees of any nature and deposits to guarantee the appeal.

Paragraph seven – The agent who is convicted or held liable, with a final and unappealable judgment, shall be obliged to reimburse the Company for the amounts actually disbursed, unless it is evidenced that they acted in good faith and in the interest of the Company.

Paragraph eight – The Company may contract insurance in favor of the members of the statutory bodies, employees, agents and representatives, to cover liabilities arising from the exercise of their duties.

ARTICLE 53 – The Company may also enter into indemnity agreements with the members of the Board of Directors, Fiscal Council, Board of Executive Officers, statutory and non-statutory committees, managers and all other employees and representatives who legally act by delegation of the Company's Directors and Officers, to indemnify them and hold them exempt regarding certain expenses related to arbitration, judicial or administrative proceedings involving acts performed in the exercise of their duties or powers, from the date of their investiture or the beginning of the contractual relationship with the Company.

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Paragraph one – Indemnity agreements shall not cover:

i.	acts performed outside of the exercise of the duties or powers of its signatories;
ii.	acts practiced in bad faith, willful misconduct, gross negligence or fraud;
iii.	acts practiced in their own interest or in the interest of third parties, to the detriment of the Company's corporate interest;
iv.	indemnities arising from liability lawsuit set out in article 159 of Federal Law No. 6,404/1976; or;
v.	other cases provided for in the indemnity agreement.

Paragraph two – The indemnity agreement shall be properly disclosed and establish, at least: (i) the limit amount of the coverage offered; (ii) the coverage term; and (iii) the decision-making procedure regarding the payment of coverage, which shall guarantee the independence of the decisions and ensure that they are taken in the interest of the Company.

CHAPTER XVIII

ARBITRATION

ARTICLE 54 – The Company, its shareholders, Directors and Officers and the members of the Fiscal Council, whether full members or alternates, and other statutory and non-statutory committees, undertake to resolve, through arbitration, before the Market Arbitration Chamber, pursuant to its regulations, any disputes that may arise among them, related to or as a result of being issuers, shareholders, directors and officers, members of the Fiscal Council and other statutory and non-statutory committees, in particular, those arising out of the provisions set forth in Federal Law No. 6,385/1976, in Federal Law No. 6,404/1976, in these Bylaws, in the rules issued by the National Monetary Council, by the Central Bank of Brazil and by CVM, as well as in the other rules applicable to the operation of the capital market in general, in addition to those set forth in the Novo Mercado Rules, in the other B3 regulations and in the Novo Mercado Participation Agreement.

CHAPTER XIX

DISPOSAL OF SHAREHOLDING CONTROL AND CANCELLATION OF REGISTRATION AS PUBLICLY-HELD COMPANY

ARTICLE 55 – The direct or indirect disposal of the Company’s control, through a single transaction or through successive transactions, shall be contracted under the condition that the control purchaser undertakes to carry out a public offer of acquisition of shares, encompassing shares issued by the Company and held by other shareholders, observing the conditions and terms set forth in the legislation, in the regulations in force and in the Novo Mercado Rules, so as to ensure them a treatment equal to that provided to the disposing party.

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ARTICLE 56 – The cancellation of the registration of a publicly-held company shall be preceded by a public offering for the acquisition of shares, for a fair price, which shall comply with the procedures and requirements established in Federal Law No. 6,404/1976 and in the regulation issued by CVM on public offerings for the acquisition of shares for the cancellation of the registration of a publicly-held company.

CHAPTER XX

PUBLIC OFFERING UPON REACHING A SIGNIFICANT SHAREHOLDING

ARTICLE 57 – Any shareholder or Group of Shareholders that acquires or becomes the owner of shares issued by the Company, in an amount equal to or higher than thirty percent (30%) of the share capital ("Purchaser"), shall, within a maximum period of sixty (60) days from the date of acquisition or the event that resulted in the ownership of shares in an amount equal to or higher than thirty percent (30%) of the total number of shares issued by the Company, make or request the registration of, as the case may be, a public offering for the acquisition of all shares issued by the Company ("OPA upon Reaching a Significant Shareholding"), observing the provisions of the applicable regulations.

Paragraph one - The OPA upon Reaching a Significant Shareholding shall be: (i) indiscriminately directed to all shareholders of the Company; (ii) made in an auction to be held at B3; (iii) launched with the price determined in accordance with the provision of paragraph two of this article; (iv) paid in cash, in national currency, against the acquisition of the shares in the OPA upon Reaching a Significant Shareholding; and (v) carried out in such a way as to ensure fair treatment to the recipients, allow them adequate information regarding the Company and the offeror, and provide them with the necessary elements to make a thoughtful and independent decision regarding the acceptance of the public offer.

Paragraph two - The acquisition price in the OPA upon Reaching a Significant Shareholding of each share issued by the Company may not be less than the highest amount between (i) two hundred percent (200%) of the issue price of the shares in the most recent capital increase made through public distribution that occurred within thirty-six (36) months prior to the date on which the holding of the OPA upon Reaching a Significant Shareholding becomes mandatory pursuant to this Article 57, duly adjusted by the Broad Consumer Price Index - IPCA, published by the Brazilian Institute of Geography and Statistics – IBGE, until the payment; and (ii) two hundred percent (200%) of the weighted average of the average unit quotation of the shares issued by the Company in the stock exchange where there is the highest volume of trading of shares issued by the Company within the ninety (90)-day trading period prior to the date of acquisition or the event that resulted in the obligation to carry out the OPA upon Reaching a Significant Shareholding, and, for that purpose, the date that occurs first among the following shall be considered, including but not limited to: (1) the execution of an acquisition agreement, or (2) the delivery of an instrument that resulted in the ownership (or that guaranteed (a) usufruct or trust on the shares issued by the Company; (b) stock, subscription, or exchange options, in any way, that may result in the acquisition of shares issued by the Company; or (c) any other right that permanently or temporarily ensures the holder political or equity rights of shareholder on shares issued by the Company (“Other Rights of a Corporate Nature”) or subscription or acquisition right, or (3) the settlement of the acquisition, when it has been made on a stock exchange without the execution of a contractual instrument, or (4) the disclosure by the Company of a relevant fact or communication to the market regarding such acquisition or the event referred to above.

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Paragraph three – The execution of the OPA upon Reaching a Significant Shareholding mentioned in the main section shall not exclude the possibility of another shareholder of the Company, or, if applicable, the Company itself, making a public offering of competing shares, pursuant to the applicable rules.

Paragraph four - The execution of the OPA upon Reaching a Significant Shareholding may be dismissed, or carried out under terms and conditions other than those provided for in this Article 57, upon the favorable vote of shareholders in a General Meeting especially called for this purpose, observing the following rules: (i) said General Meeting shall be convened, at first call, with the presence of shareholders representing at least more than half of the share capital with voting rights and, at second call, with any number of shareholders; (ii) the dismissal of the public offering of shares shall be considered approved with the votes of the simple majority of the attending shareholders, either at first or second call; and (iii) the shares held by the Purchaser shall not be counted for the purpose of the instatement and resolution quorums required by this paragraph.

Paragraph five – The Purchaser must comply with any requests or requirements by CVM related to the OPA upon Reaching a Significant Shareholding, within the maximum terms set forth in the applicable regulations.

Paragraph six - If the Purchaser does not comply with the obligations imposed by this Article 57, including regarding the compliance with the maximum terms (i) for the execution or request of registration of the OPA upon Reaching a Significant Shareholding, or (ii) for satisfying any requests or requirements of CVM and/or B3, the Company’s Board of Directors shall call a General Meeting, in which the Purchaser cannot vote, to resolve on the suspension of the exercise of the rights of the Purchaser that has not complied with any obligation imposed by this Article 57, as provided for in article 120 of Federal Law No. 6,404/1976.

Paragraph seven - Any Purchaser which acquires or becomes holder of other rights, including (i) Other Rights of a Corporate Nature on an amount equal to or higher than thirty percent (30%) of the total shares issued by the Company, or which may result in the acquisition of shares issued by the Company in an amount equal to or higher than thirty percent (30%) of the total shares issued by the Company, or (ii) derivatives which entitle the holder to shares of the Company representing thirty percent (30%) or more of the shares of the Company, shall, within at most sixty (60) days from the date of such acquisition or of the event, equally make or request the registration, as the case may be, of an OPA upon Reaching a Significant Shareholding, pursuant to this Article 57.

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Paragraph eight - In the event of disposal of the Company's control, the execution of an OPA upon Reaching a Significant Shareholding, pursuant to this Article 57, shall be waived, except for the obligation of the Purchaser to carry out, as applicable, the public offering(s) provided for in article 254-A of Federal Law No. 6,404/1976, in the Novo Mercado Rules and in these Bylaws.

Paragraph nine - The provision of this Article 57 does not apply if a person becomes holder of shares issued by the Company in an amount equal to or higher than thirty percent (30%) of the total shares issued by the Company as a result of (i) the merger of another company into the Company; (ii) the merger of shares of another company into the Company; (iii) the cancellation of shares held in treasury; (iv) the repurchase, redemption or capital reduction with cancellation of shares by the Company; (v) the public or private subscription of shares of the Company in primary issue, within the limit of the right of first refusal or priority in the subscription, as applicable; or (vi) the succession due to corporate reorganization or legal provision, including succession due to inheritance. However, once a percentage equal to or higher than thirty percent (30%) of the total shares issued by the Company has been reached as a result of the previous events, any subsequent voluntary increase in equity interest will imply the obligation to carry out an OPA upon Reaching a Significant Shareholding by the respective shareholder or Group of Shareholders.

Paragraph ten– If any shareholder or Group of Shareholders reaches, directly or indirectly, an interest in shares representing a percentage equal to or greater than thirty percent (30%) of the Company's share capital and wishes to carry out a new acquisition of shares, such shareholder or Group of Shareholders may only carry out new acquisitions on the stock exchange, being forbidden to carry out private negotiations or in the over-the-counter market, except in relation to the OPA upon Reaching a Significant Shareholding itself.

Paragraph eleven – The obligation to carry out the OPA upon Reaching a Significant Shareholding pursuant to this Article shall not apply to the direct or indirect effective interest of the State of São Paulo and its Group of Shareholders in the share capital of the Company on the date that these Bylaws become effective, but shall apply (a) to any increase in the interest of the State of São Paulo and its Group of Shareholders in the share capital of the Company after such date, except for the increases in interest pursuant to Paragraph nine above, or (b) if the interest of the State of São Paulo and its Group of Shareholders becomes less than thirty percent (30%) of the share capital, and subsequently reaches or exceeds thirty percent (30%) of the total shares issued by the Company, pursuant to this Article 57.

CHAPTER XXI

EXIT FROM NOVO MERCADO

ARTICLE 58 – The exit of the Company from Novo Mercado shall be resolved in accordance with the provisions of the Novo Mercado Rules, and the public offering for the acquisition of shares belonging to the other shareholders of the Company may be waived, subject to the procedures set forth in said Rules.

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CHAPTER XXII

MISCELLANEOUS

ARTICLE 59 – The Company will remain the sponsor, under current conditions, of the social security plans administered by the Sabesp Social Security Foundation – Sabesprev, in the defined benefit and defined contribution modalities, in both cases the entry of new participants is prohibited, as well as the expansion or increase of the respective benefits.

Sole paragraph – The Company may, at the discretion of the Board of Directors, sponsor new social security plans, intended for its employees, and the Board of Directors shall, when approving it, resolve on the conditions to be provided for in the respective regulation, as well as on the percentage of contribution of the sponsor, subject to the applicable legislation.

ARTICLE 60 – The Company shall comply with the shareholders' agreements filed at the principal place of business, and the members of the presiding board of the General Meeting or the meetings of the Board of Directors are expressly forbidden to accept any vote by any shareholder, signatory to the shareholders' agreement duly filed at the principal place of business or member of the Board of Directors elected by the signatories to such agreement, which is rendered in violation of what was agreed upon in such agreement; further, the Company is also expressly forbidden to accept and proceed with the transfer of shares and/or encumbrance and/or assignment of right of first refusal to subscribe for shares and/or other securities that do not comply with what is provided for and regulated in the shareholders' agreement filed at the principal place of business.

Sole paragraph - No shareholders' agreement that conflicts with the provisions of these Bylaws shall be filed by the Company.

ARTICLE 61 - The omissions in these Bylaws shall be resolved by the General Meeting and regulated in accordance with the provisions of the relevant legislation.

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